Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2013

158% Year-Over-Year Increase In Total Revenues Led By Continued Growth In Diagnostics Sales Volumes

SAN DIEGO, Calif. - May 9, 2013 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $38.5 million for the first quarter of 2013, an increase of 158% compared to revenue of $14.9 million for the first quarter of 2012. First quarter 2013 revenues from the Sequenom Center for Molecular Medicine (Sequenom CMM) diagnostics services operating segment grew more than 38% as compared to the fourth quarter of 2012.

“The volume of 35,000 MaterniT21™ PLUS tests accessioned in the first quarter shows that Sequenom CMM continued to take advantage of its first mover position in the non-invasive prenatal diagnostic (NIPT) market by increasing its penetration of the NIPT market and maintaining its dominant market share. The recent announcement that Sequenom CMM had accessioned over 100,000 MaterniT21 PLUS test samples since the test was launched in October of 2011 is further evidence of the remarkable success of this testing service,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “Furthermore, we are making progress in our negotiations within the payor community, with more than 70 million patients now under coverage who have access to the MaterniT21 PLUS test.”

Revenues from the Sequenom CMM diagnostics services operating segment grew to more than $29 million in the first quarter of 2013, up from $4.8 million in the prior year period. As of the first quarter 2013, diagnostic revenue accounted for more than 75% of total revenue, up from 63% in the fourth quarter of 2012.

Revenues from the Sequenom CMM diagnostics services operating segment are recorded primarily on a cash basis. Approximately 35% of diagnostic revenue reported for the first quarter 2013 is attributable to tests performed in the same period. Approximately 65% of the diagnostic revenue reported in the first quarter 2013 is related to payment collected on tests performed in prior periods. First quarter 2013 revenues from the genetic analysis operating segment decreased 7% from the same period in 2012, due to a softening in consumables orders, partially due to timing.

Total cost of revenues increased to $24.5 million for the first quarter of 2013, compared to $10.3 million for the prior year period. Cost of revenues increased primarily due to the significant increase in Sequenom CMM's test volumes and costs to support increased testing capacity, as total tests accessioned increased 250% to more than 44,500 patient samples during the first quarter of 2013. Approximately 35,000 of those patient samples tested during the first quarter were MaterniT21 PLUS test samples, compared to approximately 25,000 in the fourth quarter of 2012, growing 40% sequentially.

Overall gross margin for the first quarter of 2013 was 36% as compared to gross margin of 31% for the first quarter of 2012. This improvement is attributable primarily to the positive contribution from the Sequenom CMM diagnostic services business resulting from higher cash collections during the quarter and improved efficiencies in processing patient samples. Gross margin for the Sequenom CMM diagnostics services business in the first quarter of 2013 was approximately 28%, as compared to a negative gross margin in the first quarter of 2012. Gross margin for the genetic analysis business for the first quarter of 2013 was 63% compared to 66% for the prior year period.

Total operating expenses for the first quarter of 2013 were $41.0 million, as compared to total operating expenses of $28.9 million for the first quarter of 2012, down sequentially from total operating expenses of $42.0 million for the fourth quarter of 2012. Selling and marketing expenses increased to $13.7 million for the first quarter of 2013 from $9.7 million year-over-year, resulting primarily from higher labor costs associated with the expansion of the Sequenom CMM sales force and increased headcount to support commercial operations. Research and development expenses increased to $13.8 million for the first quarter of 2013, as compared to $11.8 million in the first quarter of 2012, related primarily to increased labor and supplies and costs relative to the expansion into the Sequenom CMM North Carolina facilities.

General and administrative expenses for the first quarter of 2013 were $13.5 million, as compared to $7.4 million for the first quarter of 2012, primarily due to increased legal expenses associated with patent litigation, increased collection costs due to the increase in diagnostics revenue and increased headcount to support the Company's operations. Total stock-based compensation expense was $3.1 million for the first quarter of 2013, an increase from $2.9 million in stock-based compensation recorded for the first quarter of 2012.

Net loss for the first quarter of 2013 was $29.4 million, or $0.26 per share, as compared to net loss of $24.4 million, or $0.22 per share, for the same period in 2012. Net cash used in operating activities was $19.7 million for the first quarter of 2013, compared to $23.3 million in the same period in the prior year. The Company also used cash for capital investments of $4.1 million and debt repayments of $1.8 million during the first quarter of 2013. As of March 31, 2013, total cash, cash equivalents, and marketable securities were $151.1 million.

“We are pleased to see sequential improvements in volume, revenue and margin during the quarter, an indication of steady growth and sustained momentum in 2013,” said Paul V. Maier, Sequenom's CFO. “As we complete the process of moving our billing and collections processes in-house, we anticipate even greater control in monitoring our payments from payors and improved workflows that will help us improve our collection cycle and reimbursement.”

Operational Updates
The Company recently reported that Sequenom CMM had processed 100,000 MaterniT21 PLUS samples since launch of the testing service in October 2011, reflecting the overwhelmingly positive response from the physician community based on the superior attributes of the test and customer support offered by Sequenom CMM. Nearly 60% of maternal-fetal medicine specialists and more than 3,300 OBGYN physicians in the United States have ordered the test since its introduction.

The annualized run rate for the MaterniT21 PLUS test at the end of the first quarter surpassed 140,000 samples. This growth has continued with a record number of samples accessioned in the last week of April and Sequenom CMM expects to exceed 150,000 samples accessioned for all of 2013.

During the first quarter, Sequenom CMM published several key studies that support enhanced performance and clinical utility of both the MaterniT21 PLUS test, and the RetnaGene™ AMD laboratory-developed test for age related macular degeneration (AMD).  A publication in PLOS One in March, 2013, describes the basis of process enhancements to the MaterniT21 PLUS test, along with equivalence data in a large clinical sample set.

Sequenom CMM also announced that the MaterniT21 PLUS test now reports on the presence of fetal sex chromosomal aneuploidies, in addition to its identification of aneuploidies for chromosomes 21, 18 and 13. Results of a blinded clinical study reporting on detection of sex aneuploidies have been accepted for publication in Prenatal Diagnosis and is available online.

A large patient study published in Ophthalmology in March 2013 describes enhancements to the clinical utility of the RetnaGene AMD test by demonstrating that the test can now be used to predict progression risk to choroidal neovascularization (CNV) or late stage '"wet" AMD in patients with early stage disease.

Sequenom CMM had a strong presence during the annual clinical meeting of the American College of Medical Genetics and Genomics in March, during which NIPT was a prominent topic.  Sequenom CMM hosted a dynamic symposium on NIPT attended by approximately 700 medical professionals and presented a series of posters highlighting its clinical experience with the first 60,000 MaterniT21 PLUS test samples processed.

Sequenom CMM also accessioned a record number of patient samples for cystic fibrosis testing, based on the introduction of the Heredi-T™ cystic fibrosis (CF) carrier screening test. The Heredi-T CF laboratory-developed test now analyzes 136 mutations and five variants proven to be clinically relevant in causing CF, integrating disease causing mutations selected from the Johns Hopkins CFTR2 database. The test analyzes nearly six times the number of clinically relevant mutations currently available in the most common commercial CF carrier screening test methods.

In response to the growing commercial interest and demand for its testing services, Sequenom CMM expanded its diagnostics sales force during the first quarter of 2013, bringing the total to approximately 84 diagnostic sales representatives actively selling in all 50 states. The Company continues to expand into international markets as well.

Sequenom CMM has implemented an in-house billing system, effective May 1, 2013, utilizing a leading hosted software solution.  This new system is expected to enable Sequenom CMM to maximize reimbursement, improve cash flow and improve efficiencies in the billing and collections process.

Sequenom CMM has completed the build-out and validation of the additional laboratory location in North Carolina, which has recently received its CLIA registration for operation. This additional location is expected to begin commercial operations mid-year.

As a result of the Company's efforts, the U.S. patent and trademark office (PTO) declared a patent interference on May 3, 2013, between issued U.S. Patent number 8,195,415, which is asserted against the Company in litigation, and U.S. patent application number 13/070,266, which is exclusively licensed to Sequenom, Inc. On the same date, the PTO also re-declared patent interference number 105,920, between issued U.S. Patent no. 8,008,018, which is also asserted against the Company in litigation, and U.S. patent application no. 13/070,275, which is exclusively licensed to Sequenom, Inc.  On May 3 , 2013, the PTO also declared two additional patent interferences (nos. 105,923 and 105,924) between patent applications licensed to another party and patent applications licensed to Sequenom, Inc.

“We are encouraged by these decisions by the PTO and look forward to continued developments in this important area,” said Bill Bowen, Senior Vice President and General Counsel of Sequenom, Inc.

Conference Call Information
A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today, May 9, at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 800-860-2442 in the U.S. and 412-858-4600 for international callers. Please specify to the operator that you would like to join the "Sequenom First Quarter 2013 Earnings Conference Call." If you are unable to listen to the live webcast, a teleconference replay will be available until Thursday, May 16, 2013. Interested parties can access the replay by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10028207.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Thursday, June 20, 2013.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Center for Molecular Medicine
Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics reference laboratory currently with two locations dedicated to the development and commercialization of laboratory-developed tests for prenatal and eye conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used by health care professionals in managing patient care. Testing services are available only upon request by physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.sequenomcmm.com for more information on laboratory testing services.

SEQUENOM®, MaterniT21™, MaterniT21™ PLUS, RetnaGene™ and Heredi-T™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company's progress in negotiations with payors, indications of steady growth and sustained momentum in 2013 for the Company's diagnostics business, the Company's expectations to complete the moving of its billing and collections processes in-house and its anticipation of greater control in monitoring payments from payors and improved workflows that will improve collections, maximize reimbursement and improve cash flow and efficiencies, the annualized run rate for the MaterniT21 PLUS test at the end of the first quarter and Sequenom CMM's expectation to exceed 150,000 samples accessioned for all of 2013, the Company's continuing expansion in international markets, Sequenom CMM's expectation for the North Carolina laboratory to begin commercial operations mid-year 2013, the Company's commitment to improving healthcare through revolutionary genetic analysis solutions, and Sequenom CMM's dedication to the development and commercialization of laboratory-developed tests for prenatal and eye conditions and diseases and changing the landscape in genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company's business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company's ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company's financial position, the timing and amount of reimbursement that Sequenom CMM receives from payors for its laboratory developed tests, the Company's ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company's most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share information)

	Three Months Ended March 31,
	2013	2012
Revenues:
Diagnostic services	$29,083	$4,780
Genetic analysis product sales and services	9,415	10,140
Total revenues	38,498	14,920
Cost of revenues:
Cost of diagnostic services	21,079	6,871
Cost of genetic analysis product sales and services	3,459	3,423
Total cost of revenues	24,538	10,294
Gross margin	13,960	4,626
Operating expenses:
Selling and marketing	13,657	9,677
Research and development	13,834	11,844
General and administrative	13,483	7,350
Total operating expenses	40,974	28,871
Loss from operations	(27,014)	(24,245)
Other income (expense), net	(2,334)	(176)
Loss before income taxes	(29,348)	(24,421)
Income tax expense	(12)	(2)
Net loss	$(29,360)	$(24,423)
Net loss per common share, basic and diluted	$(0.26)	$(0.22)
Weighted average number of shares outstanding, basic and diluted	115,040	110,512

SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$151,075	$175,942
Accounts receivable, net	7,127	7,887
Inventories	12,582	10,570
Other current assets and prepaid expenses	3,639	3,075
Total current assets	174,423	197,474
Property, equipment and leasehold improvements, net	35,243	33,494
Other assets	18,325	17,987
Total assets	$227,991	$248,955

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$20,479	$16,469
Accrued expenses	27,316	24,507
Long-term debt and obligations, current portion	7,607	7,601
Other current liabilities	2,878	2,713
Total current liabilities	58,280	51,290
Long-term liabilities	147,300	149,658
Total stockholders' equity	22,411	48,007
Total liabilities and stockholders' equity	$227,991	$248,955